Exhibit 99.1

DANAHER REPORTS RECORD FIRST QUARTER 2011 RESULTS

WASHINGTON, D.C., April 21, 2011 — Danaher Corporation (NYSE:DHR) announced today that net earnings from continuing operations for the quarter ended April 1, 2011 were $420.2 million, or $0.61 per share on a diluted basis, a 42% increase as compared to diluted net earnings from continuing operations per share for the first quarter 2010, and a 33% increase as compared to adjusted diluted net earnings from continuing operations per share for the first quarter 2010. Net earnings from discontinued operations for the quarter ended April 1, 2011 were $9.1 million, or $0.01 per share on a diluted basis.

As announced on January 18, 2011, Danaher has reached an agreement for the sale of its Pacific Scientific Aerospace business. The results from this business are reflected as discontinued operations in the financial statements included in Danaher’s Quarterly Report on Form 10-Q for the first quarter of 2011.

Sales from continuing operations for the 2011 first quarter were $3.3 billion, 11.0% higher than the $3.0 billion reported sales from continuing operations for the 2010 first quarter. Core revenues increased 10% in the quarter compared to the first quarter of 2010.

H. Lawrence Culp, Jr., President and Chief Executive Officer, stated, “We were particularly pleased by our team’s execution which led to strong core revenue and earnings growth during the quarter. Our commitment to the emerging markets combined with a number of major new product launches scheduled for 2011 reinforces our confidence in our ability to outperform in 2011 and over the long term.”

Danaher will discuss its results during its investor conference call today starting at 7:30 a.m. EDT. The call and an accompanying slide presentation will be webcast on the “Investors” section of Danaher’s website at www.danaher.com. A replay of the webcast can be accessed on the “Investors” section of Danaher’s website (under the subheading “Investor Events”) shortly after the conclusion of the presentation, and the webcast will remain available until the next quarterly earnings call. The conference call can be accessed by dialing 800-967-7185 in the US or 719-325-2289 outside the US a few minutes before the 7:30 a.m. EDT start and telling the operator that you are dialing in for Danaher’s investor conference call, access code 8183339. A replay of the conference call will be available shortly after the conclusion of the call and through Tuesday, April 26, 2011. You can access the replay by dialing 888-203-1112 within the U.S. or 719-457-0820 outside the U.S. with the access code 8183339. In addition, presentation materials relating to Danaher’s results have been posted to the “Investors” section of Danaher’s website under the subheading “Earnings.”

* * *

Danaher is a diversified technology leader that designs, manufactures, and markets innovative products and services to professional, medical, industrial, and commercial customers. Our premier brands are among the most highly recognized in each of the markets we serve. Based on the foundation of the Danaher Business System, our 48,000 associates serve customers in more than 125 countries and generated $13.2 billion of revenue in 2010. For more information please visit our website: www.danaher.com.

In addition to the financial measures prepared in accordance with generally accepted accounting principles (GAAP), this earnings announcement also contains non-GAAP financial measures. The reasons why we believe these measures provide useful information to investors, a reconciliation of these measures to the most directly comparable GAAP measures and other information relating to these measures are included in the supplemental reconciliation schedule attached.

Statements in this release that are not strictly historical, including the statements regarding the Company’s business in emerging economies, the Company’s 2011 product launches, the Company’s positioning and expectations for 2011 and future periods and any other statements regarding events or developments that we believe or anticipate will or may occur in the future, may be “forward-looking” statements within the meaning of the federal securities laws. There are a number of important factors that could cause actual events to differ materially from those suggested or indicated by such forward-looking statements and you should not place undue reliance on any such forward-looking statements. These factors include, among other things, uncertainty in the economy and financial markets, the impact of our restructuring activities on our ability to grow, contractions or growth rates and cyclicality of markets we serve, competition, our ability to develop and successfully market new products and technologies and expand into new markets, our ability to successfully identify, consummate and integrate appropriate acquisitions, contingent liabilities relating to acquisitions, risks relating to potential impairment of goodwill and other long-lived assets, currency exchange rates, our compliance with applicable laws and regulations and changes in applicable laws and regulations, tax audits and changes in our tax rate and income tax liabilities, litigation and other contingent liabilities including intellectual property and environmental matters, risks relating to product defects and recalls, the impact of our debt obligations on our operations, pension plan costs, commodity costs and surcharges, our ability to adjust purchases and manufacturing capacity to reflect market conditions, legislative health care reform and other changes in health care industry, labor matters, our relationships with and the performance of our channel partners, risks relating to man-made and natural disasters, our ability to achieve projected cost reductions and growth, and international economic, political, legal and business factors. Additional information regarding the factors that may cause actual results to differ materially from these forward-looking statements is available in our SEC filings, including our 2010 Annual Report on Form 10-K and our Quarterly Report on Form 10-Q for the first quarter of 2011. These forward-looking statements speak only as of the date of this release and the Company does not assume any obligation to update or revise any forward-looking statement, whether as a result of new information, future events and developments or otherwise.

To download a copy of the full earnings report, please go to www.danaher.com.

Please contact:

Matt R. McGrew

Vice President, Investor Relations

Danaher Corporation

2200 Pennsylvania Ave, NW

Suite 800W

Washington, D.C. 20037

Telephone:	(202) 828-0850
Fax:	(202) 828-0860

DANAHER CORPORATION

CONSOLIDATED CONDENSED STATEMENTS OF EARNINGS

($ and shares in thousands, except per share amounts)

(unaudited)

	Three Months Ended
	April 1, 2011	April 2, 2010
Sales	$3,345,702	$3,007,829
Cost of sales	1,582,314	1,539,117

Gross profit	1,763,388	1,468,712

Operating costs and other:
Selling, general and administrative expenses	969,702	866,331
Research and development expenses	217,573	180,836
Earnings from unconsolidated joint venture	(14,475)	—

Operating profit	590,588	421,545

Non-operating income (expense):
Interest expense	(30,725)	(30,044)
Interest income	2,115	1,553

Earnings from continuing operations before income taxes	561,978	393,054

Income taxes	(141,732)	(100,307)

Earnings from continuing operations	420,246	292,747

Earnings from discontinued operations, net of income taxes	9,112	7,486

Net earnings	$429,358	$300,233

Earnings per share from continuing operations:
Basic	$0.64	$0.45

Diluted	$0.61	$0.43

Earnings per share from discontinued operations:
Basic	$0.01	$0.01

Diluted	$0.01	$0.01

Net earnings per share:
Basic	$0.65	$0.46

Diluted	$0.63 *	$0.45 *

Average common stock and common equivalent shares outstanding (in thousands):
Basic	661,599	648,968
Diluted	688,328	680,122

* Earnings per share amounts do not add due to rounding.

A complete copy of Danaher’s Form 10-Q financial statements is available on the Company’s website (www.danaher.com)

DANAHER CORPORATION

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES

($ in 000’s except per share data)

	Three Months Ended
	April 1, 2011	April 2, 2010	% Change

Adjusted Net Earnings from Continuing Operations

Net Earnings from Continuing Operations (GAAP)	$420,246	$292,747	43.6%

Acquisition-related transaction costs deemed significant ($8 million pre-tax for the three months ended April 2, 2010) and fair value adjustments to acquisition related inventory and deferred revenue balances ($30 million pre-tax for the three months ended April 2, 2010) (“Acquisition Related Costs”)	—	28,563

Gains from net reduction in income tax reserves, other discrete tax items and reduction of effective tax rate (“Income Tax Items”)	—	(4,027)

Adjusted Net Earnings from Continuing Operations (Non-GAAP)	$420,246	$317,283	32.5%

Adjusted Diluted Net Earnings Per Share from Continuing Operations

Diluted Net Earnings Per Share from Continuing Operations (GAAP)	$0.61	$0.43	41.9%

Acquisition Related Costs	—	0.04

Income Tax Items	—	(0.01)

Adjusted Diluted Net Earnings Per Share from Continuing Operations (Non-GAAP)	$0.61	$0.46	32.6%

Core Revenue Growth

Components of Sales Growth	Three Months Ended April 1, 2011 vs. Comparable 2010 Period

Core (non-GAAP)	10.0%
Acquisitions (net of reduction in revenues relating to Apex JV) (non-GAAP)	-0.5%
Impact of currency translation (non-GAAP)	1.5%

Total Sales Growth (GAAP)	11.0%

Adjusted Net Earnings from Continuing Operations and Adjusted Diluted Net Earnings Per Share from Continuing Operations

We disclose the non-GAAP measures of adjusted net earnings from continuing operations and adjusted diluted net earnings per share from continuing operations, which refer to GAAP net earnings from continuing operations and GAAP diluted net earnings per share from continuing operations, respectively, excluding the items identified in the reconciliation schedule above. These non-GAAP measures should be considered in addition to, and not as a replacement for or superior to, the comparable GAAP measures, and may not be comparable to similarly titled measures reported by other companies.

Management believes that these measures provide useful information to investors by reflecting additional ways of viewing aspects of Danaher’s operations that, when reconciled to the corresponding GAAP measures, help our investors to better understand the long-term profitability trends of our business, and facilitate easier comparisons of our profitability to prior and future periods and to our peers. The items described above have been excluded from these measures because items of this nature and/or size occur with inconsistent frequency, for reasons that may be unrelated to Danaher’s commercial performance during the period and/or we believe are not indicative of Danaher’s ongoing operating costs or gains in a given period, which we believe may obscure underlying business trends and make comparisons of long-term performance difficult. Acquisition-related transaction costs incurred during a quarter in excess of $13.5 million (approximately $0.02 per share) are deemed significant.

The Company estimates the tax effect of the items identified in the reconciliation schedule above by applying the Company’s overall estimated effective tax rate to the pre-tax amount, unless the nature of the item and/or the tax jurisdiction in which the item has been recorded requires application of a specific tax rate or tax treatment, in which case the tax effect of such item is estimated by applying such specific tax rate or tax treatment.

Core Revenue and Core Revenue Growth

We use the term “core revenue” or “sales from existing businesses” to refer to GAAP revenue excluding (1) sales from acquired businesses recorded prior to the first anniversary of the acquisition (“acquisition sales”), (2) first quarter 2010 sales attributable to the businesses contributed to the Apex joint venture, and (3) the impact of currency translation. The portion of GAAP revenue attributable to currency translation is calculated as the difference between (a) the period-to-period change in GAAP revenue (excluding acquisition sales and first quarter 2010 sales attributable to the businesses contributed to the Apex joint venture) and (b) the period-to-period change in revenue (excluding acquisition sales and first quarter 2010 sales attributable to the businesses contributed to the Apex joint venture) after applying current period foreign exchange rates to the prior year period. We use the term “core revenue growth” to refer to the measure of comparing current period core revenue with the corresponding period of the prior year. These non-GAAP measures should be considered in addition to, and not as a replacement for or superior to, the comparable GAAP measures, and may not be comparable to similarly titled measures reported by other companies.

Management believes that these measures provide useful information to investors by reflecting additional ways of viewing aspects of Danaher’s operations that, when reconciled to the corresponding GAAP measures, help our investors to better identify underlying growth trends in our business and facilitate easier comparisons of our revenue performance with prior and future periods and to our peers. We exclude the effect of currency translation from these measures because currency translation is not under management’s control, is subject to volatility and can obscure underlying business trends. We exclude the effect of acquisitions because the nature, size and number of acquisitions can vary dramatically from period to period and between us and our peers, which we believe may obscure underlying business trends and make comparisons of long-term performance difficult. We exclude the effect of the first quarter 2010 sales attributable to the businesses contributed to the Apex joint venture because as a result of application of the equity method of accounting beginning with the formation of the joint venture on July 4, 2010, the Company did not recognize sales from those businesses in the first quarter of 2011.